UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2014

Commission File Number: 1-9852

CHASE CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	11-1797126
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

26 Summer Street, Bridgewater, Massachusetts 02324

(Address of Principal Executive Offices, Including Zip Code)

(508) 819-4200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 — Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 26, 2014, Chase Corporation appointed Kenneth J. Feroldi as Treasurer and Chief Financial Officer.  Mr. Feroldi replaces Kenneth L. Dumas in the position, as part of the transition plan previously announced on April 17, 2014.

Mr. Feroldi, age 58 is currently Director of Finance for Chase Corporation, and was previously Vice President — Finance, Chief Financial Officer and Treasurer of NEPTCO, Inc. from 1992 until 2012 when NEPTCO was acquired by Chase Corporation.  His appointment to the new position is effective as of September 1, 2014.

In connection with his appointment, Mr. Feroldi will receive an annual salary of $220,000 and will be eligible to participate in Chase Corporation’s annual executive cash bonus program, with a target bonus of 30% of his salary, and its long term incentive equity program, with a targeted value of 45% of his salary (comprising performance shares representing a targeted 30% of his salary, as adjusted based on company performance for the year and vesting two years after the end of the performance period, and a restricted stock award representing 15% of his salary that vests three years from the grant date). For the initial year only, in lieu of the restricted stock award, Mr. Feroldi will receive a stock grant with a grant date value of $40,000 vesting in September 2014.  He will also receive other benefits, including health insurance, participation in the Company’s retirement savings plans, life insurance and a monthly car allowance, on terms generally consistent with the benefits made available to the Company’s executive officers in the past.

Mr. Feroldi has no family relationships or transactions with related persons that would be required to be disclosed under applicable SEC regulations.

A press release announcing Mr. Feroldi’s appointment is attached to this Current Report as Exhibit 99.1.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated as of August 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Chase Corporation

Dated: August 29, 2014	By:	/s/ Peter R. Chase
Peter R. Chase
Chief Executive Officer